Exhibit 99.1

The Goldman Sachs Group, Inc. | 200 West Street | New York, New York 10282

Goldman Sachs Announces 10% Dividend Increase

NEW YORK, NY, June 30, 2023 — On Wednesday, June 28, the Federal Reserve notified the firm of the Stress Capital Buffer (“SCB”) for The Goldman Sachs Group, Inc. (NYSE: GS) of 5.5%, resulting in a Standardized Common Equity Tier 1 (“CET1”) ratio requirement of 13.0%, which will become effective on October 1, 2023.

The firm’s capital plan includes an increase in the common stock dividend from $2.50 to $2.75 per share beginning July 1, 2023, subject to approval by the firm’s Board of Directors at the customary third quarter meeting. This increase will enable us to pay our shareholders a sustainable, growing dividend and maintain a competitive yield, complemented by the firm’s previously announced $30 billion share repurchase program.

“We continue to execute on our client-centric strategy, which will further strengthen the firm’s franchise and return profile,” said Chairman and CEO David Solomon. “We are pleased by the progress we’ve made in reducing the capital intensity of our business as reflected in the stress test results. We will continue to dynamically manage our capital to unlock meaningful value for shareholders, including with a planned increase to our dividend and added flexibility in our capital repurchase program.”

Cautionary Note on Forward-Looking Statements

This press release includes “forward-looking statements” within the meaning of the safe harbor provisions of the U.S. Private Securities Litigation Reform Act of 1995. Forward-looking statements are not historical facts, but instead represent only the firm’s beliefs regarding future events, many of which, by their nature, are inherently uncertain and outside the firm’s control. It is possible that the firm’s final Stress Capital Buffer and capital actions (including dividends) may differ, possibly materially, from those described in this press release. For a discussion of some of the risks and important factors that could affect the firm’s future results and financial condition, as well as its actual Stress Capital Buffer and capital actions, see “Risk Factors” in Part I, Item 1A of the firm’s Annual Report on Form 10-K for the year ended December 31, 2022.

Goldman Sachs is a leading global financial institution that delivers a broad range of financial services to a large and diversified client base that includes corporations, financial institutions, governments and individuals. Founded in 1869, the firm is headquartered in New York and maintains offices in all major financial centers around the world.

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